EXHIBIT 10.4

EAGLE MATERIALS INC.

SPECIAL SITUATION PROGRAM

FOR FISCAL YEAR 2026

(as adopted by the Board of Directors on May 16, 2025)

1. The Eagle Materials Inc. Special Situation Program for Fiscal Year 2026 (the “SSP” or the “Program”) shall be funded by: (i) 0.2% of Eagle Material Inc.’s EBITDA, as determined by the Compensation Committee of the Board of Directors (“Committee”); (ii) the portions of subsidiary company and corporate annual incentive compensation bonus pools not paid out (not earned); and (iii) the portion of the subsidiary companies long-term compensation plans not paid out (not earned). All full-time employees of Eagle Materials Inc. (“Eagle” or the “Company”) or a subsidiary company will be eligible to receive an SSP award.

A.	An SSP award is intended to recognize outstanding individual performance during the current fiscal year based on contributions that dramatically improve the Company’s profitability or worth.

B.

An SSP award may also be made to individuals at Eagle or at subsidiary companies whose operating profit has been adversely affected by market conditions in order to recognize superior performance of the participants at those companies.

C.	SSP funds not awarded may be retained by the Company for use in future fiscal years.

2. SSP awards may be recommended by senior management of the Company’s divisions and/or the Eagle Chief Executive Officer (“CEO”). The approval of the CEO is required for all SSP awards; provided, that an SSP award to any senior executive officers who are required to make disclosures under Section 16 of the Securities Exchange Act of 1934, as amended (“Executive Officers”), shall require the approval of the Committee.

3. The SSP shall be administered by the CEO, who shall have full and exclusive power to interpret the Program and to adopt such rules, regulations and guidelines for carrying out this Program as the CEO may deem necessary or appropriate in the CEO’s sole discretion, including by structuring the payment of an award in increments over time. All decisions of the CEO shall be binding and conclusive on the participants. Notwithstanding the foregoing, any matter affecting an SSP award to an Executive Officer (including, without limitation, any interpretation of the Plan or the adoption of any rules, regulations or guidelines affecting an award to an Executive Officer) shall be approved by the Committee. Any decision by the Committee with respect to an Executive Officer shall be final and binding.

4. The Program and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.

5. The Program (and amounts paid in respect hereof) shall be subject to the terms of any clawback or recoupment policy of Eagle as in effect from time to time, as well as any recoupment/forfeiture provisions that are otherwise required by law.

6. Eagle shall withhold all applicable taxes and other amounts required by law to be withheld from any payment hereunder, including any non-U.S., federal, state, and local taxes.

7. For the avoidance of doubt, payments under the Program are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4) and, if not exempt, are intended to comply with Section 409A of the Code. The Program shall be interpreted and construed consistent with such intent. In the event the terms of the Program would subject a participant to taxes, penalties or interest under Section 409A of the Code (“409A Penalties”), the Committee may (in its discretion but without an obligation to do so) amend the terms of the Program to avoid such 409A Penalties, which such amendments will, to the extent possible, be effected in a manner that does not adversely affect the rights of any participant; provided that in no event shall Eagle be responsible for any 409A Penalties that arise in connection with the Program or any amounts payable under the Program. If a participant is a “specified employee” (within the meaning of Section 409A of the Code), then any payment that is payable on account of the participant’s “separation from service”, as that term is defined for purposes of Section 409A of the Code, shall be made on the first business day following the six-month anniversary of such participant’s “separation from service” (or, if earlier, the date of such participant’s death) if and to the extent that such payment constitutes non-qualified deferred compensation under Section 409A of the Code and such deferral is required to comply with the requirements of Section 409A of the Code. To the extent any amounts payable under the Program constitute non-qualified deferred compensation under Section 409A of the Code and are payable by reference to a participant’s “termination of employment” or “termination of service,” such term and similar terms shall be deemed to refer to such participant’s “separation from service” within the meaning of Section 409A of the Code.